Exhibit 5.1

September 28, 2005
DDi Corp.
1220 Simon Circle
Anaheim, California 92806
Re:     DDi Corp. 2005 Stock Incentive Plan
Ladies and Gentlemen:
We have acted as counsel to DDi Corp., a Delaware corporation (the “Company”), in connection with the issuance and sale by the Company of up to 15,000,000 shares of the Company’s common stock, $0.001 par value per share, pursuant the DDi Corp. 2005 Stock Incentive Plan (the “Plan”).
As such counsel and for purposes of our opinion set forth below, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or appropriate as a basis for the opinion set forth herein, including, without limitation:
(i) the Registration Statement on Form S-8 to be filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Registration Statement”), and the related prospectus;
(ii) the Certificate of Amendment to the Amended and Restated Certificate of Incorporation of the Company, certified as of September 16, 2005 by the Secretary of State of the State of Delaware and certified by the secretary of the Company as not having been amended or repealed since the Secretary of State certification date (the “Certificate of Amendment”);
(iii) the Certificate of Designation of Series B Preferred Stock of the Company, certified as of September 16, 2005 by the Secretary of State of the State of Delaware and certified by the secretary of the Company as not having been amended or repealed (except as set forth in the Certificate of Amendment) since the Secretary of State certification date (the “Certificate of Designation”);
(iv) the Amended and Restated Certificate of Incorporation of the Company, certified as of September 16, 2005 by the Secretary of State of the State of Delaware and certified by the secretary of the Company as not having been amended or repealed (except as set forth in the Certificate of Amendment and the Certificate of Designation) since the Secretary of State certification date (the “Certificate of Incorporation”);
(v) the Amended and Restated Bylaws of the Company, as presently in effect as certified by the Secretary of the Company as of the date hereof (the “Bylaws” and together with the Certificate

DDi Corp.
September 28, 2005

of Amendment, the Certificate of Designation and the Certificate of Incorporation, collectively, “the Charter Documents”);
(vi) resolutions adopted by the Company’s board of directors and stockholders, certified by the Secretary of the Company, authorizing and adopting the Plan;
(vii) a certificate of the Company’s transfer agent, which states that the total number of shares of Common Stock outstanding as of September 22, 2005 was 127,624,151; and
(viii) the Plan, and the forms of stock option agreement, restricted shares award agreement and performance award agreement under the Plan.
In addition to the foregoing, we have made such investigations of law as we have deemed necessary or appropriate as a basis for the opinion set forth herein.
In such examination and in rendering the opinion expressed below, we have assumed: (i) the genuineness of all signatures on all documents submitted to us; (ii) the authenticity and completeness of all documents, corporate records, certificates and other instruments submitted to us; (iii) that photocopy, electronic, certified, conformed, facsimile and other copies submitted to us of original documents, corporate records, certificates and other instruments conform to the original documents, corporate records, certificates and other instruments, and that all such original documents, corporate records, certificates and other instruments were authentic and complete; (iv) the legal capacity of all individuals executing documents; and (v) that the statements contained in the certificates and comparable documents of public officials, officers and representatives of the Company and other persons on which we have relied for the purposes of this opinion are true and correct. As to all questions of fact material to this opinion we have relied (without independent investigation) upon certificates or comparable documents of officers and representatives of the Company.
Our knowledge of the Company and its legal and other affairs is limited by the scope of our engagement, which scope includes the delivery of this letter. We have been engaged by the Company only in connection with specified matters, and do not represent the Company with respect to all legal matters or issues. The Company employs other independent counsel and handles certain legal matters and issues without the assistance of independent counsel.
Based on the foregoing, and in reliance thereon, and subject to the limitations, qualifications and exceptions set forth herein, we are of the opinion that the 15,000,000 Shares covered by said Registration Statement, when purchased and issued as described in the Registration Statement and in accordance with the terms of the Plan (including the receipt of the full purchase price therefor), will be validly issued, fully paid and nonassessable.
We are members of the Bar of the State of California, and accordingly, do not purport to be experts on or to be qualified to express any opinion herein concerning the laws of any jurisdiction other than laws of the State of California and the Delaware General Corporation Law, including the applicable provisions of the Delaware Constitution and the reported cases interpreting those laws, as currently in effect. This opinion letter deals only with the specified legal issues expressly addressed herein, and you should not infer any opinion that is not explicitly addressed herein from any matter stated in this letter.
This opinion is rendered solely to you in connection with the issuance and delivery of the Shares. This opinion may not be relied upon by you for any other purpose or delivered to or relied upon by any other person without our express prior written consent. This opinion is rendered to you as of the date hereof, and we assume no obligation to advise you or any other person hereafter with regard to any change after the date hereof in the circumstances or the law that may bear on the matters set forth herein even though the change may affect the legal analysis or a legal conclusion or other matters in this opinion letter.
We hereby consent to the inclusion of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.
Respectfully submitted,

/s/ Paul, Hastings, Janofsky & Walker LLP